Exhibit 5.1

555 SOUTH FLOWER STREET  •  FIFTIETH FLOOR  •  LOS ANGELES, CALIFORNIA  90071.2300

TELEPHONE: +1.213.489.3939 • FACSIMILE: +1.213.243.2539

May 11, 2015

American Apparel, Inc.
747 Warehouse Street
Los Angeles, California 900210

Re:                             Up to $10,000,000 of Common Stock, $0.0001 Par Value Per Share, To Be Offered
Pursuant to the Sales Agreement

Ladies and Gentlemen:

We have acted as counsel for American Apparel, Inc, a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $10,000,000 aggregate offering price of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) pursuant to the Sales Agreement, dated May 11, 2015 (the “Sales Agreement”), by and among the Company and Cowen and Company, LLC. The Common Stock may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”) in accordance with the terms of the Sales Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.  Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Common Stock, when issued and delivered pursuant to the terms of the Sales Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable; provided that such consideration is at least equal to the stated par value of the Common Stock.

In rendering the opinion above, we have assumed that (i) the resolutions authorizing the Company to issue and deliver and sell the Common Stock pursuant to the Sales Agreement will be in full force and effect at all times at which the Common Stock is issued and delivered or sold by the Company and the Company will take no action inconsistent with such resolutions, and (ii) the timing of, the terms of and the consideration for each issuance of Common Stock by the Company under the Sales Agreement will be approved by the Board of Directors of the Company or an authorized committee or subcommittee of the Board of Directors.

The opinion expressed herein is limited to the laws of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (No. 333-192863) (the “Registration Statement”) filed by the Company to effect registration of the Common Stock under the Act and to the reference to us

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS
DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID
MEXICO CITY • MIAMI • MILAN • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH • SAN DIEGO
SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

American Apparel, Inc.

May 11, 2015

under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day